EX 97

Voya Financial Compensation Recoupment Policy

October 2023

EX 97
ISSUED BY

Voya Financial Compliance

TARGET AUDIENCE

All Voya Financial directors and covered employees

KEYWORDS/TERMS

Recoupment Compensation Restatement Executive Officer Clawback Erroneously Awarded Disclosure SOX Recovery Misconduct

OWNED AND APPROVED BY

The Compensation, Benefits, and Talent Management Committee of the Board of Directors and the Voya
Financial Executive Committee

EFFECTIVE DATE

October 2023

INITIAL EFFECTIVE DATE
January 2016

NEXT REVIEW DATE

December 2024

CONTACT PERSON

William M. Welch II
Chief Compliance and Ethics Officer William.WelchII@voya.com

EX 97

Table of Contents

1.Introduction    4
2.Scope of Policy                                         4
3.Statement of Policy                                     4
4.Definitions    4
5.Recovery of Erroneously Awarded Compensation    6
6.Disclosure Requirements    7
7.Prohibition of Indemnification    8
8.Recovery of Income Resulting from or Relating to Misconduct    8
9.Additional Clawback Required by Section 304 of SOX    9
10.Administration and Interpretation    9
11.Amendment; Termination    9
12.Other Recovery Rights    9
13.Inquiries    10

EX 97
1.Introduction
As a company committed to doing the right thing for its clients and customers, Voya Financial, Inc. and its subsidiaries (“Voya Financial”), its directors and its employees understand the importance of full compliance with all applicable law, rules, regulations and listing standards applicable to Voya Financial (collectively, “Applicable Law”). In furtherance of that goal, Voya Financial has developed this Compensation Recoupment Policy (hereinafter this “Policy”) to provide structure and guidance to its directors and employees in order to facilitate compliance with those rules and regulations.

More specifically, to comply with the applicable rules of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), this Policy provides for and governs the recovery of erroneously awarded Incentive-based Compensation from Executive Officers due to a restatement as described further in this Policy. In addition, this Policy provides for the recovery of Income (as defined below) from all employees, including employee and non-employee directors and officer, who received such compensation due to an employee’s misconduct and provides for recovery of compensation to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”).

2.Scope of Policy
All Executive Officers who received Incentive-based Compensation and all employees, including Executive Officers, and directors who engage in misconduct are subject to this Policy.

3.Statement of Policy
It is the policy of Voya Financial that all of its employees will exercise their fiduciary duty to safeguard the assets of Voya Financial. Where appropriate, and subject to the provisions of this Policy, Voya Financial will seek recovery of erroneously awarded Incentive-based Compensation identified as a result of an Accounting Restatement or recovery of Income due to an employee’s misconduct.

There are no exceptions to this Policy, except as specifically provided herein. An employee’s mitigating circumstances, such as financial hardship or ignorance of this Policy, are not a defense to or excuse from application of this Policy.

4.Definitions
You should give all words and phrases appearing within this Policy their common and ordinary meaning, unless specifically defined herein. If you have any confusion or misunderstanding about the meaning or interpretation of any word, phrase, or section within this Policy, or have questions about the Policy’s intent, it is your obligation to seek clarification. The foregoing is not intended to limit in any way, the authority of the Committee to administer, interpret, construe or otherwise may any determinations under this Policy as contemplated herein (including without limitation in accordance with Section 10 below).

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

a)“Accounting Restatement” means an accounting restatement due to the material noncompliance of Voya Financial with any financial reporting requirement under the securities laws, including, but not limited to, any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). An out-of-period adjustment – when the error is immaterial to the previously issued financial statements, and the correction of the error is also immaterial to the current period – does not trigger a compensation recovery under this Policy because it is not an “accounting restatement.”

b)“Clawback Eligible Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after October 2, 2023, the effective date of the NYSE rules; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based

EX 97
Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to Voya Financial); (iv) while Voya Financial has a class of securities listed on a national securities exchange or a national securities association; and (v) during the applicable Clawback Period.

c)“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of Voya Financial immediately preceding the Restatement Date, and if Voya Financial changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

d)“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. By way of example only, assume that an Executive Officer had been eligible for an award of $3,000 based on the originally reported financial reporting measure, but that Voya Financial had exercised negative discretion to pay out only $2,000. Following the restatement, Voya Financial determined that the award based on the corrected financial reporting measure should have been $1,800. Taking into account Voya
Financial’s exercise of negative discretion, Voya Financial would have an obligation to recover $200 in erroneously awarded compensation.

e)“Executive Officer” means each individual who is currently or was previously designated as an “officer” of Voya Financial as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing Voya
Financial’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in Voya Financial’s financial statements or included in a filing with the SEC.

f)“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-based Compensation includes, but is not limited to, equity-based compensation, which is compensation: (i) paid in the form of awards that entitle the recipient to receive upon vesting or exercise Voya Financial common stock; (ii) interests in investment funds managed by Voya Financial; or (iii) an amount determined based on the value of the foregoing items
(i)or (ii); and performance-based compensation, which is compensation paid, in whole or in part, based upon Voya Financial’s achievement of a particular level of financial results or its stock price.

g)“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt. Incentive-based Compensation shall be deemed Received in Voya Financial’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

h)“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of Voya Financial authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Voya Financial is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs Voya Financial to prepare an Accounting Restatement.

EX 97
5.Recovery of Erroneously Awarded Compensation
In the event of an Accounting Restatement, Voya Financial will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with NYSE Rules and Rule 10D-1 as follows:

a)After an Accounting Restatement, the Compensation and Benefits Committee or its delegate (collectively the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

b)For Incentive-based Compensation based on (or derived from) Voya Financial’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

(i)The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on Voya Financial’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and

(ii)Voya Financial shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.

c)    The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as outlined in subsections (f) through (h) set forth below, in no event may Voya Financial accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. [By way of example only, establishing a deferred payment plan that allows the Executive Officer to repay owed erroneous compensation as soon as possible without unreasonable economic hardship to the Executive Officer may constitute acting “reasonably promptly” if the facts and circumstances warrant such an arrangement.]

d)    To the extent that the Executive Officer has already reimbursed Voya Financial for any Erroneously Agwarded Compensation Received under any duplicative recovery obligations established by Voya Financial or Applicable Law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

e)    If an Executive Officer fails to repay all Erroneously Awarded Compensation to Voya Financial when due, Voya Financial shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse Voya Financial for any and all expenses reasonably incurred (including legal fees) by Voya Financial in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

Notwithstanding anything herein to the contrary, Voya Financial shall not be required to take the actions contemplated by the above if the Committee or a majority of the independent directors serving on the Board determines that recovery would be impracticable and any of the following three conditions are met:

EX 97
f) The Committee has determined that the direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before making this determination,    Voya Financial must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to the NYSE; or

g) Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, Voya Financial has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or

h) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Voya Financial, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

6. Disclosure Requirements
Voya Financial shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules. In particular, amended Item 601(b) of Regulation S-K (and the amended Form 20-F for foreign private issuers) requires this Policy to be filed as an exhibit to the Form 10-K (or Form 20-F). Amended Item 402(w) of Regulation S-K (and Item 6.F of Form 20-F) requires disclosure if at any time Voya Financial was required to prepare an Accounting Restatement. However, the amendment to Item 404(a) of Regulation S-K (and Item 7.B of Form 20-F for FPIs) provides that Voya Financial complying with its Item 402(w) of Regulation S-K disclosure (or Item 6.F of Form 20-F, as applicable) requirements need not disclose any incentive-based compensation recovery pursuant to Item 404(a) of Regulation S-K (or Item 7.B of Form 20-F, as applicable).

7. Prohibition of Indemnification
Voya Financial shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to Voya Financial’s enforcement of its rights under this Policy. Further, Voya Financial shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives Voya Financial’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

8. Recovery of Income Resulting from or Relating to Misconduct
In addition to the amounts otherwise required to be recovered under this Policy, Voya Financial also shall have the right to recover all or any portion of Income paid to an employee, including employee and non-employee directors and officers, as a result of or relating to misconduct of the employee. For purposes of this Section 8 only, the definition of “ Income” includes not only Incentive-based Compensation as defined above, but also any other form of income permitted to be recouped under Applicable Law, such as salary, wages, or income derived from misconduct, such as theft, fraud, or misappropriation.

For purposes of this Section 8, “misconduct” means willful misconduct, gross negligence, or any failure to make any required report of the willful misconduct or gross negligence of another person that has resulted in, or could reasonably be expected to result in, financial or reputational harm to Voya Financial. A non-exhaustive list of examples of misconduct includes, but is not limited to, the following acts or omissions as an employee of Voya Financial:

-the commission of any felony or any crime involving fraud, dishonesty or moral turpitude;

EX 97
-the commission of, or participation in, a fraud or act of dishonesty against Voya Financial or any of its customers or clients;

-the material violation of any material contract or agreement between the employee and Voya Financial;

-any act or omission involving malfeasance or gross negligence in the performance of the employee’s duties and responsibilities to the material detriment of Voya Financial;

-the material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to Voya Financial; and,

-the disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by the employee’s job description or the loss of any governmental or self-regulatory license reasonably necessary to perform the employee’s duties or responsibilities.

Notwithstanding the above definition of misconduct, if the employee is party to a written employment agreement and the employment agreement contains a definition of misconduct more onerous than the above definition of misconduct, the definition of misconduct in the written employment agreement shall control.

The Committee shall determine the extent of recovery under this Section 8 in its sole discretion. The Committee may recover Income by requiring repayment of the amount of said Income, by set-off against other amounts owed by Voya Financial to the employee, by reducing future compensation payable to the employee, or by such other means as the Committee may determine in its sole discretion, in each case subject to Applicable Law. The payment of compensation to Voya Financial’s employees shall be conditional upon the employee’s acceptance of this Policy, and the receipt of compensation by an employee of Voya Financial shall constitute acceptance of this Policy.

9. Additional Clawback Required by Section 304 of SOX
In addition to, and notwithstanding the terms and conditions set forth above, if, in order to comply with Section 304 of SOX, Voya Financial is required to prepare an accounting restatement due to the material noncompliance of Voya Financial, as a result of misconduct, with any financial reporting requirement under the securities laws, then, in accordance with Section 304 of SOX, the Chief Executive Officer and Chief Financial Officer (at the time the financial document embodying such financial reporting requirement was originally issued) shall reimburse Voya Financial for:

•any bonus or other incentive-based or equity-based compensation received from Voya Financial during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of such financial document; and any profits realized from the sale of securities of Voya Financial during that 12- month period.

The provisions of this Section 9 shall be administered, interpreted and construed by the Committee in accordance with Section 304 of the SOX.

10. Administration and Interpretation
This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for Voya Financial’s compliance with NYSE Rules, Section 10D, Rule 10D-1, Section 304 of SOX and any other Applicable Law.

The Committee may delegate administration and execution of this Policy to the Chief Legal Officer, who in turn may delegate said responsibilities to his or her delegate, the Chief Compliance and Ethics Officer for Voya Financial.

11. Amendment; Termination
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 11 to the contrary, no amendment or

EX 97
termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by Voya Financial contemporaneously with such amendment or termination) cause Voya Financial to violate any federal securities laws, SEC rule, NYSE Rules, SOX or any other Applicable Law.

12. Other Recovery Rights
This Policy shall be binding and enforceable against all Executive Officers and all other employees and, to the extent required by Applicable Law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by Applicable Law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to Voya Financial under Applicable Law or pursuant to the terms of any policy of Voya Financial or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

13. Inquiries
Questions regarding the application of this Policy should be addressed to either the Chief Legal Officer or the Chief Compliance and Ethics Officer.